                                                                    EXHIBIT 23.1


               Consent of Ernst & Young LLP Independent Auditors


We consent to the incorporation by reference in the Registration Statements pertaining to the 1995 Employee Stock Incentive Plan (Form S-8 No. 33-93542), the 1995 Stock Option Plan for Outside Directors (Form S-8 333-2824), the Employee Stock Purchase Plan (Form S-8 333-33207), and the 1998 Stock Incentive Plan, 1998 Synergy Stock Option Plan, and 1998 ExpressBill Stock Option Plan (Form S-8 333-56887) of ENVOY Corporation of our report dated March 5, 1998, except for the business combinations accounted for as poolings of interests referred to in Notes 1 and 4, as to which the date is April 29, 1998; the restatement for the beneficial conversion feature referred to in Note 2, as to which the date is June 26, 1998; the restatement related to acquired in-process technology referred to in Note 2 and the subsequent event referred to in Note 22, as to which the date is November 9, 1998, with respect to the consolidated financial statements and schedule of ENVOY Corporation included in the Annual Report on Form 10-K/A No. 1 dated November 20, 1998, filed with the Securities and Exchange Commission.



                                                  Ernst & Young LLP
                                              /s/ Ernst & Young LLP

Nashville, Tennessee
November 18, 1998